UNITED  STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C.  20549

                                   FORM 12B-25

                           NOTIFICATION OF LATE FILING
                                 SEC FILE NUMBER

                                    000-30786
                                 SEC FILE NUMBER

                                    000-30786

 (CHECK ONE): [ ]Form 10-K [ ]Form 20-F [ ]Form 11-K  [X]Form 10-Q [ ]Form N-SAR

                       For Period Ended: September 30, 2004


                     For  the  period  ended:  September  30,  2004
                       [  ]  Transition  Report  on  Form  10-K
                       [  ]  Transition  Report  on  Form  20-F
                       [  ]  Transition  Report  on  Form  11-K
                       [  ]  Transition  Report  on  Form  10-Q
                       [  ]  Transition  Report  on  Form  N-SAR

                        For  the  Transition  Period  Ended:

  If the notification relates to a portion of the filing checked above, Identify the Item(s) to which the notification relates:


PART  I  -  REGISTRANT  INFORMATION

                            Nighthawk Systems, Inc.
                            -------------------------
                            Full Name of Registrant

                            Former Name if Applicable

                            10715 Gulfdale, Suite 200
                          ----------------------------
            Address of Principal Executive Office (Street and Number)

                            San Antonio, Texas 78216
                          ---------------------------
                            City, State and Zip Code

PART  II  -  RULES  12B-25(B)  AND  (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


[ ] (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

THE REGISTRANT'S QUARTERLY REPORT ON FORM 10-QSB COULD NOT BE TIMELY FILED DUE TO THE AUDITORS NOT HAVING SUFFICIENT TIME TO COMPLETE THEIR REVIEW PROCESS. WE EXPECT TO FILE THE FINAL FORM 10-QSB BEFORE THE TIME PERMITTED BY THE EXTENSION.

PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of person to contact in regard to this Notification.

H.  Douglas  Saathoff  210-341-4811
-----------------------------------
 (Name)               (Area  Code)    (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X]Yes [ ]No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ]Yes [X]No

 If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                              Nighthawk  Systems,  Inc.
                              -------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  November  15,  2004          By:  /s/     H.  Douglas  Saathoff
                                         ---------------------------------------
                                         Chief  Financial and Operating Officer,
                                        Corporate  Secretary